Chembio Diagnostics to join Russell Global Index

MEDFORD, N.Y., June 27, 2013 (GLOBE NEWSWIRE) -- Chembio Diagnostics, Inc. (Nasdaq:CEMI) a leader in point-of-care ("POC") diagnostic tests for infectious diseases, announced today that it will join the Russell Global Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 28, according to a preliminary list of additions posted June 21 on www.russell.com/indexes.

Membership in the Russell Global Index, which remains in place for one year, means automatic inclusion in the appropriate large-cap, small-cap, all-cap indexes as well as the applicable style, sector and country indexes.  Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.  Chembio’s stock will be included in Russell’s Micro-Cap Index.

“Chembio has never been in a stronger position as we continue to build momentum with both sales and product development,” stated Lawrence A. Siebert, Chairman and CEO of Chembio.  “Membership in the Russell Global Index comes at a time when the company has achieved four consecutive years of profitability and revenue growth.  We now have three FDA-approved rapid HIV tests, including our oral fluid HIV test that is pending CLIA waiver and strong sales abroad.  In addition, we are developing a robust pipeline of POC products based on Chembio’s patented DPP® technology.  We are very pleased to join the list of successful companies comprising the Russell Global Index and look forward to the enhanced visibility of our membership.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.  Approximately $4.1 trillion in assets currently are benchmarked to them.

The Russell Global Index, which captures approximately 98% of investable securities globally, is reconstituted annually and all sub-indexes are recalibrated simultaneously to accurately measure current market realities for each market segment.  These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

Russell launched the Russell Global Index in 2007, leveraging the popular methodology from its U.S. indexes.  The broad-market Russell 3000® Index serves as the U.S. component to the Russell Global Index.

Total returns data for the Russell Global Index and other Russell Indexes is available at http://www.russell.com/indexes/data/Global_Equity/Russell_Global_returns.asp.

About Russell

Russell Investments (Russell) is a global asset manager and one of only a few firms that offers actively managed multi-asset portfolios and services that include advice, investments and implementation.  Russell stands with institutional investors, financial advisors and individuals working with their advisors—using the firm’s core capabilities that extend across capital market insights, manager research, portfolio construction, portfolio implementation and indexes to help each achieve their desired investment outcomes.

Russell has more than $173 billion in assets under management (as of 3/31/2013) and works with over 2,500 institutional clients, independent distribution partners and individual investors globally.  As a consultant to some of the largest pools of capital in the world, Russell has $2.6 trillion in assets under advisement (as of 12/31/2012).  It has four decades of experience researching and selecting investment managers and meets annually with more than 2,200 managers around the world.  Russell traded more than $1.4 trillion in 2012 through its implementation services business.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market.  Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.).  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®.  Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.  For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:Chembio Diagnostics
          Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

                Vida Strategic Partners (investors)
Stephanie C. Diaz
             (415) 675-7401
sdiaz@vidasp.com